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                                  June 30, 2003


To the Addressees Listed on
   Schedule I Attached Hereto

         Re: Morgan Stanley ABS Capital I Inc. Trust, Series 2003-SD1, Mortgage Pass-Through Certificates, Series 2003-SD1
                  ---------------------------------------------------------

Ladies and Gentlemen:

         We have acted as tax counsel to Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor") in connection with the issuance by the Morgan Stanley ABS Capital I Inc. Trust, Series 2003-SD1 (the "Trust") of its Mortgage Pass-Through Certificates, Series 2003-SD1 (the "Certificates"), pursuant to a Pooling Agreement, dated as of June 1, 2003 (the "Pooling Agreement"), among the Depositor, Morgan Stanley Mortgage Capital Inc., as seller, Wells Fargo Bank Minnesota, N.A., as trustee, Deutsche Bank National Trust Company, as custodian and The Murrayhill Company, as master reporting agent. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling Agreement.

         As tax counsel, we have examined such documents and records as we deemed appropriate for purposes of rendering the opinions set forth below, including the following: (a) a Prospectus dated May 9, 2003 (the "Prospectus"), as supplemented by the Prospectus Supplement, dated June 26, 2003 (the "Prospectus Supplement"), (b) an executed copy of the Pooling Agreement and the exhibits attached thereto and (c) executed copies of the Servicing Agreements.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States in effect as of the date hereof, that:

         1. Assuming that each REMIC created under the Pooling Agreement elects, as it has covenanted to do in the Pooling Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the parties to the Pooling Agreement comply with the terms thereof, each REMIC will be treated as a REMIC.

         2. Each of the Lower Tier Regular Interests will be treated as one or more "regular interests" in the Lower Tier REMIC, and the Class LT-R Interest will be the sole "residual interest" in the Lower Tier REMIC.

         3. Each of the Class A-1, Class A-2, Class M-1, Class M-2, Class B-1 and Class B-2 Certificates represents an interest in two separate investments:
(i) the corresponding class of regular interests in the Upper Tier REMIC, the Class A-1, Class A-2, Class M-1, Class


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To the Addressees Listed on
   Schedule I Attached Hereto
June 30, 2003
Page 2

M-2, Class B-1 and Class B-2, respectively, and (ii) an interest in a notional principal contract, the right to receive Basis Risk Carry Forward Amounts. Each of the Class X and Class P Certificates represents a regular interest in the Upper Tier REMIC. The Class UT-R Interest will be the sole "residual interest" in the Upper Tier REMIC.

         4. The statements under the caption "Material Federal Income Tax Considerations" in the Prospectus Supplement and "Material Federal Income Tax Consequences" in the Prospectus, as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

         5. As a consequence of the qualification of each of the REMICs as a REMIC, the Upper Tier Regular Interests and the Lower Tier Regular Interests will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c)(5)(B) of the Code generally in the same proportion that the assets in the Trust consist of qualifying assets under such sections. In addition, as a consequence of the qualification of each of the REMICs as a REMIC, interest on the Upper Tier Regular Interests and the Lower Tier Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c)(3)(B) of the Code to the extent that such Upper Tier Regular Interests and Lower Tier Regular Interests are treated as "real estate assets" under
Section 856(c)(5)(B) of the Code.

         6. The right to receive Basis Risk Carry Forward Amounts will not constitute (i) a "real estate asset" within the meaning of Section 856(c)(5)(B) of the Code if held by a real estate investment trust; (ii) a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or a "permitted investment" within the meaning of Section 860G(a)(5) of the Code if held by a REMIC; or (iii) an asset described in Section 7701(a)(19)(C)(xi) of the Code if held by a thrift.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof. This opinion is rendered only to those to whom it is

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To the Addressees Listed on
   Schedule I Attached Hereto
June 30, 2003
Page 3

addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.


                                       Very truly yours,

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                                   SCHEDULE I
                                   ----------

Morgan Stanley & Co. Incorporated           Morgan Stanley ABS Capital I Inc.
1585 Broadway                               1585 Broadway
New York, New York 10036                    New York, New York 10036

Morgan Stanley Mortgage Capital Inc.        Moody's Investors Service, Inc.
1221 Avenue of the Americas                 99 Church Street
New York, New York 10019                    New York, New York  10007

Deutsche Bank National Trust Company        Fitch, Inc.
1761 East St. Andrew Place                  One State Street Plaza
Santa Ana, California  92705                New York, New York 10004

Wells Fargo Bank Minnesota,                 Utendahl Capital Partners, L.P.
  National Association                      30 Broad Street, 42nd Floor
Sixth Street & Marquette Avenue,            New York, NY  10004
MAC N9311-161
Minneapolis, Minnesota 55479

                                            The Williams Capital Group, L.P.
                                            650 Fifth Avenue, 10th Floor
                                            New York, NY  10019